CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 333-26513 and 811-08211) of our report dated May 25, 2016 on the financial statements and financial highlights of Dreyfus Institutional Preferred Government Plus Money Market Fund (the “Fund”) (formerly, Dreyfus Institutional Preferred Plus Money Market Fund) (one of the series comprising Dreyfus Institutional Preferred Money Market Funds) included in the Fund’s annual report for the fiscal year ended March 31, 2016.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

December 9, 2016